                                    EXHIBIT A
                                    ---------
                 List of Parties to the Stockholders' Agreement
                 ----------------------------------------------

     Leonard A. Lauder, (a) individually, (b) as Trustee of The Estee Lauder 1994 Trust and (c) as Trustee of The 1995 Estee Lauder LAL Trust

     Ronald S. Lauder, (a) individually, (b) as Trustee of The Descendents of Ronald S. Lauder 1966 Trust, (c) as Trustee of The Estee Lauder 1994 Trust and (d) as Trustee of The 1995 Estee Lauder RSL Trust

     William P. Lauder, (a) individually and (b) as Trustee of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust

     Gary M. Lauder, (a) individually and (b) as Trustee of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust

     Aerin Lauder

     Jane Lauder

     LAL Family Partners L.P.

     Lauder & Sons L.P.

     Joel S. Ehrenkranz, (a) as Trustee of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust, (b) as Trustee of the Trust f/b/o Gary
     M. Lauder and William P. Lauder u/a/d December 15, 1976, created by Leonard A. Lauder, as Grantor and (c) as Trustee of The 1995 Estee Lauder LAL Trust

     Carol S. Boulanger, as Trustee of the Trust f/b/o Gary M. Lauder and William P. Lauder u/a/d December 15, 1976, created by Leonard A. Lauder, as Grantor

     Richard D. Parsons, (a) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Estee Lauder and Joseph H. Lauder, as Grantors, (b) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Ronald S. Lauder, as Grantor and (c) as Trustee of The 1995 Estee Lauder RSL Trust

     Ira T. Wender, (a) as Trustee of The Estee Lauder 1994 Trust, (b) as Trustee of The 1995 Estee Lauder LAL Trust and (c) as Trustee of The 1995 Estee Lauder RSL Trust

     The Estee Lauder Companies Inc.

     The Ronald S. Lauder Foundation






     NYFS11...:\90\44090\0009\2579\SCH1187S.46B